Exhibit 99.1

AbTech Holdings Signs Exclusive License Agreement for Highly Cost-Effective Heavy Metals Removal Media

AbTech Holdings Targets Stormwater and Mining Industries including Selenium VI Removal Capability to Undetectable at Part per Billion Concentration Level

Scottsdale, AZ, – August 6, 2014 – AbTech Holdings, Inc. (OTC QB: ABHD) (“AbTech” or the “Company”), a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination, today announced it has signed an exclusive worldwide license agreement with Synanomet, LLC (“Synanomet”), an Arkansas-based private company that holds exclusive patent rights from University of Arkansas at Little Rock (“UALR”) relating to the manufacturing and use of certain nanostructured materials of interest to AbTech for heavy metal removal.

Synanomet is a research and development firm that was formed to commercialize technology developed at UALR by Professor Tito Viswanathan. The company’s primary focus is applying novel nanocomposites for water purification. The company’s patents cover synthesis and applications of novel carbon-based materials for a multitude of applications including water purification. Dr. Viswanathan is the Chief Executive Officer and Chief Scientific Officer of Synanomet. His work focuses on the area of innovative renewable resource utilization which has resulted in novel carbon-based electrically conducting polymers useful for corrosion prevention as well as advanced battery materials that may be used in fuel cells and supercapacitors.

After more than two years of extensive research on heavy metals technology and testing, AbTech has identified the Synanomet technology as the best approach for the removal of heavy metals from stormwater. Synanomet, in conjunction with University of Arkansas at Little Rock, created a nanostructured material, which can be attached to multiple substrates, that is highly effective at removing the targeted heavy metals (cadmium, chromium, copper, iron, lead, zinc, and ortho-phosphate) from stormwater while not being blinded off by much more common and less toxic metals such as calcium and magnesium. AbTech also tested the Synanomet media on synthetic spiked samples of selenium IV & VI that plagues the mining industry, as this chemical element is highly toxic and can lead to selenosis with serious consequences including neurological damage. The results, which were completed by an independent third-party laboratory, showed removal rates from several hundred parts per billion to non-detectable levels. Current solutions to remove Selenium, particularly in its dissolved state (selenium VI), are extremely costly and some processes are ineffective in cold weather.

Commenting on the added capability of addressing heavy metals contamination, Jonathan Thatcher, AbTech’s Chief Operating Officer stated, “As we focus our business model on delivering a packaged recycling/ reuse systems solution to address stormwater and produced water contamination, both with or without the inclusion of Smart Sponge, the ability to offer a solution that includes the removal of highly toxic contaminants such as heavy metals which are present at most sites we address, has long been our strategy. The regulations and enforcement around addressing these toxic contaminants have been increasing regularly and the market need is very tangible. We have researched and tested a number of heavy metal removal technologies, the Synanomet media is the first to consistently meet the high standards required.”

There are three agreements with Synanomet, an intellectual property licensing agreement, a contract manufacturing agreement and a research and development agreement. AbTech will have the exclusive use of the technology for stormwater and produced water treatments including the oil and gas and mining fields, and the non-exclusive use for industrial waste water, under its own company brand. Both AbTech and Synanomet will collaborate to continue to expand the technology. Upon signing of the license agreement, AbTech is proceeding to field validation at both mining sites and stormwater applications, anticipating commercialization in the coming months.

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“This is a notable development for Synanomet in conjunction with UALR TechLaunch, the technology transfer department of University of Arkansas at Little Rock. The University has invested in an important capability and is now ready to turn it into a viable commercial venture. We have reviewed the AbTech system and believe that their 21st century solution to water reuse and recycling very much mirrors what we have always envisioned as the most intelligent solution to clean water – a media filtration treatment at the point of contamination,” commented Tito Viswanathan, CEO/CSO of Synanomet, LLC.

AbTech Investor Contact:

Yvonne L. Zappulla

Managing Director

Grannus Financial Advisors, Inc.

212-681-4108

Yvonne@grannusfinancial.com

Or

Jonathan Thatcher

Chief Operating Officer

Abtech Holdings, Inc.

480-874-4000

jthatcher@abtechindustries.com

ABOUT ABTECH HOLDINGS, INC. (OTC QB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings Inc.) is a full-service environmental technologies and engineering firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech's offerings include the ground-breaking new antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech's teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. AEWS Engineering (a subsidiary of Abtech Holdings, Inc.), is an independent engineering civil and environmental engineering firm partnered with top research and engineering universities. By focusing on bringing new engineering and technology innovation to the water infrastructure sector, AEWS is positioned to be at the forefront of stormwater Best Management Practices

This news release contains "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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